As filed with the Securities and Exchange Commission on July 31, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FARO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	59-3157093
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

250 Technology Park

Lake Mary, Florida 32746

(Address of principal executive offices) (Zip code)

FARO Technologies, Inc. 2014 Incentive Plan

(Full title of the plan)

Jody S. Gale

Senior Vice President,

General Counsel and Secretary

FARO Technologies, Inc.

250 Technology Park

Lake Mary, Florida 32746

(407) 333-9911

(Name, address and telephone number,

including area code, of agent for service)

With copies to: Janelle Blankenship, Esq. Faegre Baker Daniels LLP 600 E. 96th Street, Suite 600 Indianapolis, IN 46240 (317) 569-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock, $0.001 par value per share	1,200,000	$45.34	$54,408,000	$7,007.75
Common Stock, $0.001 par value per share	774,543	$45.34	$35,117,780	$4,523.17

(1)	The number of shares to be registered consists of (i) 1,200,000 shares of common stock of FARO Technologies, Inc. (the “Company”), not previously registered, to be issued pursuant to the grant or exercise of awards under the FARO Technologies, Inc. 2014 Equity Incentive Plan (the “2014 Plan”), plus (ii) 774,543 shares of the Company’s common stock which remained available for issuance under the FARO Technologies, Inc. 2009 Equity Incentive Plan (the “2009 Plan”) as of May 29, 2014, the date of shareholder approval of the 2014 Plan, and that may now be issued under the 2014 Plan (the “Additional Shares”). In addition, the number of shares of the Company’s common stock available for issuance under the 2014 Plan may be increased from time to time by the number of shares underlying awards outstanding as of May 29, 2014 under the 2009 Plan that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason. An additional 891,960 shares of common stock are currently subject to outstanding awards under the 2009 Plan and could potentially become available for issuance in the future under the 2014 Plan to the extent such awards terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason, but such shares are not at this time covered by this registration statement. The Company’s authority to grant new awards under the 2009 Plan terminated upon shareholder approval of the 2014 Plan on May 29, 2014.

The Additional Shares were previously registered by the Company on a registration statement on Form S-8 filed with the Securities and Exchange Commission on July 17, 2009 (Registration No. 333-160660). A post-effective amendment to that registration statement on Form S-8 to deregister the Additional Shares is being filed contemporaneously with the filing of this registration statement.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also registers additional shares of the Company’s common stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2014 Plan.
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h)(1) under the Securities Act based on the average of the high and low sales prices of the Company’s common stock traded on the NASDAQ Global Select Market on July 28, 2014, which was $45.34 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this registration statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission by FARO Technologies, Inc. (“we,” “us” or the “Company”), are incorporated by reference in this registration statement (excluding any documents or portions of documents not deemed to be filed):

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed February 26, 2014;

(b)	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 29, 2014 and June 28, 2014, filed April 29, 2014 and July 29, 2014, respectively;

(c)	our Current Reports on Form 8-K filed February 5, 2014, March 10, 2014, May 16, 2014, and June 3, 2014; and

(d)	the description of our common stock contained in our Registration Statement on Form 8-A filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on September 15, 1997, including all amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is a Florida corporation. Reference is made to Section 607.0850 of the Florida Business Corporation Act (the “Florida Act”), which permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

The Company’s amended and restated articles of incorporation (the “articles of incorporation”) and amended and restated bylaws (the “bylaws”) provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act and shall advance any and all reasonable expenses incurred in any proceeding to which any director or executive officer is a party or in which such director or executive officer is deposed or called to testify as a witness because he or she is or was a director or executive officer of the Company. In addition, the Company may enter into indemnification agreements with its directors and executive officers in which the Company has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act. The indemnification provided by the Florida Act and the Company’s articles of incorporation and bylaws is not exclusive of any other rights to which indemnification to a director or officer may be entitled.

In addition, the Florida Act permits, and our articles of incorporation and bylaws authorize, us to purchase insurance on behalf of our directors and executive officers, insuring them against certain risks whether or not the Company would be obligated to indemnify or advance expenses to such directors or executive officers under the articles of incorporation or bylaws. We maintain such insurance coverage for our officers and directors as well as insurance coverage to reimburse the Company for potential costs of our corporate indemnification of officers and directors.

The general effect of the foregoing provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Amended and Restated Articles of Incorporation (filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-1, No. 333-32983, and incorporated herein by reference)

4.2	Amended and Restated Bylaws (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed February 3, 2010, and incorporated herein by reference)

4.3	FARO Technologies, Inc. 2014 Incentive Plan (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed June 3, 2014, and incorporated herein by reference)

5.1	Opinion of Counsel

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Grant Thornton LLP

24.1	Power of Attorney

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(Signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Mary, State of Florida, on the 31st day of July 2014.

FARO TECHNOLOGIES, INC.

By:	/s/ Jody S. Gale
Jody S. Gale
Senior Vice President, General Counsel & Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of July 2014.

Signature	Title

/s/ Jay W. Freeland	Director, President and Chief Executive Officer
Jay W. Freeland	(principal executive officer)

/s/ Peter G. Abram	Senior Vice President and Chief Financial Officer
Peter G. Abram	(principal financial and accounting officer)

/s/ Lynn Brubaker*	Director
Lynn Brubaker

/s/ John Caldwell*	Director
John Caldwell

/s/ Stephen R. Cole*	Director
Stephen R. Cole

/s/ John Donofrio*	Director
John Donofrio

/s/ Simon Raab*	Chairman of the Board and Director
Simon Raab

/s/ Marvin R. Sambur*	Director
Marvin R. Sambur

* By:	/s/ Jody S. Gale
Jody S. Gale
Attorney-in-fact

EXHIBIT INDEX

4.1	Amended and Restated Articles of Incorporation (filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-1, No. 333-32983, and incorporated herein by reference)

4.2	Amended and Restated Bylaws (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed February 3, 2010, and incorporated herein by reference)

4.3	FARO Technologies, Inc. 2014 Incentive Plan (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed June 3, 2014, and incorporated herein by reference)

5.1	Opinion of Counsel

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Grant Thornton LLP

24.1	Power of Attorney